EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Ambassadors International, Inc. (the “Company”) of our report dated April 22, 2011, relating to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, which report appears in this Annual Report (Form 10-K) for the year ended December 31, 2010.
•	Registration Statement (Form S-8 No. 333-13405) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.;

•	Registration Statement (Form S-8 No. 333-81023) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.;

•	Registration Statement (Form S-8 No. 333-104280) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.;

•	Registration Statement (Form S-8 No. 333-129404) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.;

•	Registration Statement (Form S-8 No. 333-143958) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.;

•	Registration Statement (Form S-3/A No. 333-144999) pertaining to the registration of 1,734,002 shares of common stock to be issued upon conversion of the 3.75% Convertible Notes due 2027.

Our report on the consolidated financial statements dated April 22, 2010 contains explanatory paragraphs that state that the Company filed for reorganization under the provisions of Chapter 11 of the United States bankruptcy code on April 1, 2011. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such consolidated financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status of priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 14 to the consolidated financial statements, the Company’s recurring losses from operations, negative working capital, short-term expiration of debt financing and its bankruptcy filing result in uncertainty regarding the realization of assets and satisfaction of liabilities without substantial adjustments and/or changes in ownership and raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are discussed in Notes 1 and 14.   The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moss Adams LLP

Seattle, Washington
April 22, 2011